As filed with the Securities and Exchange Commission on May 12, 2003

Registration No. 333-_____

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
MARSHALL & ILSLEY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Wisconsin	39-0968604
(State of Incorporation)	(I.R.S. Employer Identification No.)

770 North Water Street
Milwaukee, Wisconsin	53202
(Address of Principal Executive Offices)	(Zip Code)

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1994 Long-Term Incentive Plan for Executives
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Randall J. Erickson
Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin 53202
(414) 765-7801
(Name, address and telephone number, including area code, of agent for service)
With copies to:
Christopher B. Noyes
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
(414) 273-3500

CALCULATION OF REGISTRATION FEE

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Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
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Common Stock, $1.00 par value	600,000	N/A	$17,766,000	$1,634.47
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(1)

The registration fee was calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. The registration fee is based on the average of the high and low price per share of Marshall & Ilsley Corporation common stock on May 7, 2003 on the New York Stock Exchange ($29.61). Pursuant to Rule 457(p), a portion of the registration fee of $65,123 paid by Metavante Corporation, a wholly-owned subsidiary of the Registrant, in connection with its Registration Statement on Form S-1 (File No. 333-41312) initially filed with the Commission on July 13, 2000 is offset against the currently due registration fee. Metavante Corporation paid a registration fee of $65,123, of which $28,097.76 remains available for offset pursuant to Rule 457(p), prior to this filing.

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INCORPORATION OF CERTAIN
INFORMATION BY REFERENCE

          This Registration Statement is being filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register an additional 600,000 shares of Marshall & Ilsley Corporation (the "Company") common stock, which is issuable pursuant to the Company's Amended and Restated 1994 Long-Term Incentive Plan for Executives. The information in the Registration Statements on Form S-8 (Registration Nos. 33-55317 and 333-49195) filed by the Company on September 1, 1994 and April 2, 1998, respectively, is incorporated by reference into this Registration Statement.

NOTICE REGARDING ARTHUR ANDERSEN LLP

          Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement, unless it is proved that at the time of such acquisition such person knew of such untruth or omission, may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. On May 6, 2002, Marshall & Ilsley announced that it had appointed Deloitte & Touche LLP to replace Arthur Andersen LLP as its independent accountants. Prior to the date of this registration statement, the Arthur Andersen LLP partners who reviewed Marshall & Ilsley's most recent audited financial statements have resigned from Arthur Andersen LLP. As a result, Marshall & Ilsley has been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference into this registration statement of its audit reports with respect to Marshall & Ilsley's financial statements. Arthur Andersen LLP's reports on the financial statements of Marshall & Ilsley incorporated by reference in this registration statement are copies of such reports and have not been reissued by Arthur Andersen LLP. Under these circumstances, Rule 437a under the Securities Act permits Marshall & Ilsley to file this registration statement without a written consent from Arthur Andersen. Accordingly, Arthur Andersen LLP will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

Exhibits

4

Marshall & Ilsley Corporation Amended and Restated 1994 Long-Term Incentive Plan for Executives, incorporated by reference to the Registrant's Proxy Statement for the 2003 Annual Meeting of Shareholders

5	Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered

23.1	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933, as amended)

24	Powers of Attorney

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on May 12, 2003.

MARSHALL & ILSLEY CORPORATION

By: /s/ Dennis J. Kuester
Dennis J. Kuester,
President and Chief Executive Officer
(Principal Executive Officer)

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mark F. Furlong Mark F. Furlong	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 12, 2003

/s/ Patricia R. Justiliano Patricia R. Justiliano	Senior Vice President and Corporate Controller (Principal Accounting Officer)	May 12, 2003

Directors:

Richard A. Abdoo, David L. Andreas, Andrew N. Baur, Jon F. Chait, Bruce E. Jacobs, Donald R. Johnson, Ted D. Kellner, Dennis J. Kuester, Katharine C. Lyall, John A. Mellowes, Edward L. Meyer, Jr., San W. Orr, Jr., Robert J. O'Toole, Peter M. Platten, III, Robert A. Schaefer, John S. Shiely, James A. Urdan, George E. Wardeberg and James B. Wigdale.

*By: /s/ Randall J. Erickson Randall J. Erickson As Attorney-in-Fact*	Date: May 12, 2003

*Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

Exhibits
4

Marshall & Ilsley Corporation Amended and Restated 1994 Long-Term Incentive Plan for Executives, incorporated by reference to the Registrant's Proxy Statement for the 2003 Annual Meeting of Shareholders

5	Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered

23.1	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933, as amended)

24	Powers of Attorney